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                                                                   EXHIBIT 10.20

                     AGREEMENT FOR AIRPORT SECURITY SERVICES

         THIS AGREEMENT is entered into as of October 1, 1996, by and between International Total Services, Inc., an Ohio corporation with its principal offices at Crown Centre, 5005 Rockside Road, Cleveland, Ohio 44131 ("Contractor"), and Delta Air Lines, Inc., a Delaware corporation with its principal office at Hartsfield Atlanta International Airport, Atlanta, Georgia, 30320 ("Delta").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Delta desires to obtain supervised uniformed and/or plainclothes security personnel for the purpose of performing electronic screening of persons and the search of personal articles passing through security checkpoint(s) for certain premises and facilities; and

         WHEREAS, Contractor is in the business of supplying security personnel and is willing to provide such services for Delta;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

         1. TERM. This Agreement shall be effective as of October 1, 1996, and shall continue in effect until canceled by Delta upon not less than thirty (30) days' prior written notice, or by Contractor upon not less than sixty (60) days' prior written notice.

         2. SERVICES AND STANDARDS.

                  2.1 During the term of this Agreement, Contractor shall furnish security services to DELTA, as that term is generally understood in the air transportation industry and as more particularly set forth in Section 2.5 below (such services are sometimes referred to herein as the "work" or the "services"), at William P. Hobby Airport located in Houston, Texas (the "Airport"), in a designated location(s) at the Airport, and Delta retains Contractor to furnish such services and shall pay Contractor therefor as hereinafter provided. Contractor shall furnish ALL personnel required to furnish the services in accordance with this Agreement and, if specified on EXHIBIT A attached hereto, shall also provide any material, equipment and supplies specified in Exhibit A, such costs to be included in the fees set forth in
Section 3.

                  2.2 The services provided under this Agreement shall be of the first class and shall be performed in a timely and professional manner at all times, with any supplies and equipment provided by Contractor to be of good quality.

                  2.3 All personnel utilized by Contractor shall be properly attired in uniforms acceptable to Delta and shall be able to perform the contracted services competently.

                  2.4 Upon written direction from Delta, Contractor shall perform security services for any person, firm or corporation for which Delta performs passenger and/or baggage handling services. In such case, such services shall be at no additional cost to Delta unless Contractor both incurs additional costs and such costs have been appropriately authorized by Delta.

                  2.5 Contractor's services shall include but not be limited to:

                           (a) Furnishing Delta with a sufficient number of
Contractor's employees ("Security Personnel") to perform electronic screening of persons and the search of personal articles passing through security checkpoints at designated locations at the Airport in accordance with Federal Aviation Regulations Part 108 (C.F.R. part 108), providing seven (7) days per week coverage on all shifts as required by Delta at the Airport.


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                           (b) Furnishing uniformed Security Personnel at the
Airport qualified to serve as Checkpoint Security Supervisors in the specific number and for the specific hours of duty as agreed upon by the parties hereto from time to time. Each Checkpoint Security Supervisor shall perform duties as set forth in Delta's Air Carrier Standard Security Program, as approved from time to time by the Federal Aviation Administration (the "FAA").

                  2.6 All services shall be furnished by Contractor as an independent contractor. All personnel utilized by Contractor in the furnishing of such services shall be employees of Contractor and under no circumstances shall be deemed employees of Delta. Contractor shall be fully responsible for all acts and omissions of such personnel. Contractor shall bear sole responsibility for payment of compensation to its personnel. Contractor shall withhold (if applicable), pay and report, for all personnel assigned to Delta's work, federal, state and local income tax withholding, social security taxes, employment head taxes, and unemployment insurance applicable to such personnel as employees of Contractor. Contractor shall bear sole ability for any health or disability insurance, retirement benefits, or welfare, pension or response other benefits (if any) to which such personnel may be entitled. Contractor agrees to defend, indemnify, and hold harmless Delta, Delta's officers, directors, employees and agents, and the administrators of Delta's benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters.

                  2.7 All services performed hereunder shall be performed in a manner which ensures health and safety. Contractor shall comply with all laws, rules, regulations and procedures relating to health and safety. Without limiting the foregoing general statements of Contractor's obligations, Contractor shall ensure that its employees wear all personal protective equipment necessary to protect such employees from potential hazards, including, without limitation, all personal protective equipment required by applicable laws, rules, regulations and procedures.

                  2.8 Contractor shall ensure that all personnel utilized in the performance of the services required hereunder receive all operational and safety training necessary for the safe and competent performance of such services, including, without limitation, any training required by applicable laws, rules, regulations and procedures. Contractor must maintain documentation of such training for the longer of three (3) years or the period of time specified by applicable laws, rules, regulation and procedures. Delta shall have the right, but not the duty, to conduct audits of such training records as it deems prudent to ensure compliance with this requirement.

                  2.9 At all times during which Contractor's employees are required to be performing the services required under this Agreement, Contractor agrees to maintain a competent work supervisor (or other employee with responsibility for overseeing the performance of the services), located in the general area of the Delta facilities at which the services are to be performed, and keep Delta's Director/Station Manager (or the Director/Station Manager's designee in charge) continuously advised of the location(s) and telephone number(s) where such work supervisor (or other employee with responsibility for overseeing the performance of the services) may be contacted to be advised of emergencies, worker absences, accidents involving workers or substandard performance of work. The availability of such work supervisor or other employee shall in no way obligate Delta to communicate any such information to Contractor.

                  2.10 Contractor shall comply with all applicable laws, rules, regulations and procedures which govern the services provided for in this Agreement. Contractor shall obtain all licenses and permits which may be required by any governmental authority for the performance of the contracted services and shall pay all fees and charges therefor. The foregoing obligations are in addition to those provided in Section 6 of this Agreement.

         3.       FEES.

                  3.1 Contractor shall bill Delta on the first day of each month an amount calculated in accordance with EXHIBIT A hereto for services provided during the preceding month. Delta shall remit payment

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within thirty (30) days following receipt of said bill. The monthly bill should be sent by Contractor to the following address:

                  Director/Station Manager - HOU Station
                  Delta Air Lines, Inc.
                  Houston Hobby Airport
                  7800 Airport Boulevard
                  Houston, Texas 77061

                  3.2 INVOICES. If services are performed for more than one air carrier at an Airport, Contractor shall bill Delta for its prorated share of the services performed as provided in EXHIBIT A. In no event shall Delta be responsible for any other air carrier's prorated share of Contractor's fees for the services performed hereunder.

         4. ACCOUNTING RECORDS. With respect to all invoices under this Agreement, Contractor shall keep full and detailed records and books of account on the basis of its currently established accounting methods in effect as of the effective date of this Agreement. Delta, or its nominee, shall at all times during regular business hours have the right to audit and have access to the books of account, receipts and records pertaining to invoices hereunder by Contractor. Delta shall also be afforded access to all of the Contractor's other records, books, correspondence, instructions, memoranda and similar data relating to this Agreement and any of the work or services provided hereunder. Contractor shall preserve such documents and other records to which Delta has access rights under this Section 4 without additional compensation therefor for a period of three (3) years or such longer period as may be required by law, after termination or expiration of this Agreement. If as a result of any such audit or otherwise it is determined that Delta has paid any excess charges for the work, Delta shall be entitled to immediate refunds for any such excess charges paid by Delta.

         5.       TERMINATION OF AGREEMENT AND REDUCTION IN WORK.

                  5.1 Contractor may stop the work or otherwise terminate this Agreement if Delta shall fail to make payment of undisputed amounts when due, in accordance with Section 3, after ten (10) days written notice by Contractor to Delta of such failure of payment.

                  5.2 Delta reserves the right to reduce the scope of work to be performed hereunder upon not less than fifteen (15) days written notice to Contractor. Any reduction in scope shall be accompanied by an appropriate decrease in the fee specified in Section 3 and in EXHIBIT A hereof.

                  5.3 If the Contractor files for bankruptcy, has an involuntary petition filed against it which is not dismissed within thirty (30) days, dissolves, is insolvent, fails to promptly pay for materials or services for which it has received payment from Delta, creates or permits the creation of any lien on any property or premises of Delta, makes an assignment or arrangement for the benefit of its creditors, refuses or neglects to perform the work properly and diligently (including failure to perform as a result of strike, walkout, or labor dispute affecting Contractor or others), is in default under any other agreement between the parties or fails to perform any of the provisions of this Agreement or any other agreement between the parties, Delta may, at its option, by written notice to Contractor, declare Contractor in default, terminate Contractor's right to proceed with all or a part of the work, and take control or possession thereof and of materials, vehicles, equipment, supplies, tools and facilities and finish such terminated work by such means as it sees fit; provided, however, with respect to any refusal or neglect by the Contractor to perform the work properly and diligently, or failure to perform under other provisions of this Agreement, the Contractor shall have ten (10) days from receipt of written notice of such default from Delta to cure the default. Upon termination pursuant to this provision or Section 1, Contractor shall thereupon assign to Delta any contracts for goods or services, if any, selected by Delta to be so assigned.

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                  5.4 If Delta terminates this Agreement, Delta shall pay the unpaid balance of Contractor's charges as stated in Section 3 for the period up to and including the date of termination. Delta can deduct from the amount due hereunder any amount that Delta may be required to pay to a third party due to the nonpayment by Contractor of any amount and any damages, costs or expenses Delta may incur or suffer in the event said termination is made pursuant to
Section 5.3. Contractor shall, as a condition of receiving the payments referred to in this Section 5, execute and deliver to Delta any and all instruments that may be required to transfer property to Delta, or otherwise required for the orderly termination of this Agreement.

                  5.5 Delta reserves the right to retain Contractor's subcontractors, if any, and all or any part of Contractor's employees executing the work may, at Delta's option, become employees of Delta or another contractor selected by Delta. Upon termination or expiration of the Agreement, Delta shall take possession of all materials, vehicles, equipment, supplies, tools and facilities owned by Delta.

                  5.6 In the event that Delta's flight operations at the Airport are halted or substantially decreased for any reason, this Agreement (and payment for services hereunder) may be suspended for the duration of such halted or decreased operations, on twenty-four (24) hours' notice by Delta to Contractor.

         6. SECURITY CONSIDERATIONS. Contractor agrees that in the performance of this Agreement it is of paramount importance to maintain the security and safety of passengers, the general public and all personnel employed at the Airport and to safeguard the security and integrity of all personal, public and corporate property. In this regard, Contractor agrees, in accordance with applicable laws, to take those actions necessary to accomplish this purpose, including but not limited to the actions outlined in this Section 6.

                  6.1      BACKGROUND CHECKS.

                           6.1.1 Contractor warrants and agrees that it has
performed and will continue to perform employment and access investigations in accordance with Delta's Air Carrier Standard Security Program as approved by the Federal Aviation Administration (the "FAA"), as in effect from time to time, including, without limitation, the requirements of 49 U.S.C. ss. 44936 and the FAA's regulations promulgated pursuant thereto at 14 C.F.R. Parts 107 or 108, of all persons hired by Contractor who have unescorted access to any area on an airport controlled for security reasons. Such employment and access investigations shall include, without limitation, employment histories and verifications, verifications of identity and, in certain cases, criminal history record checks as more particularly required in said regulations.

                           6.1.2 Contractor shall also perform background
checks, to the extent allowable by applicable law, which will include, but not be limited to, a five year criminal history check for all persons Contractor has hired or will hire. Further, for all persons Contractor has hired or will hire who may operate a motor vehicle on the Airport Operating Area (the "AOA"), Contractor will also conduct a five year check of the person's state motor vehicle record.

                           6.1.3 Employment and access investigation,
background checks and motor vehicle checks shall be completed for all persons prior to Contractor allowing such persons unescorted access to any airport area controlled for security reasons or allowing such persons to operate motor vehicles on the AOA.

                  6.2 DRUG TESTING. Contractor warrants and agrees that, on or before the effective date of this Agreement, and to the extent required by application of laws, regulations and orders, it will establish and thereafter maintain a drug testing program for those personnel, if so employed by the Contractor, who perform sensitive safety related and security related functions as defined by the FAA's Anti-Drug Program for Personnel Engaged in Specified Aviation Activities (the "FAA's Anti-Drug Program"). Contractor agrees that such program will comply with all requirements set forth by the FAA. To the extent permitted by law, if Contractor employs personnel who are not covered by the FAA's Anti-Drug Program but who will have unescorted access to any airport area controlled for security reasons, such personnel shall be subject to preemployment drug

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testing by Contractor for the same substances and in accordance with the same procedures as required by the FAA's Anti-Drug Program.

                  6.3 ADDITIONAL REQUIREMENTS. Contractor also agrees to undertake whatever other measures are necessary to comply with security, drug and alcohol testing, record-keeping, and other requirements appropriate to the areas to which Contractor has access or to the work performed by Contractor under this Agreement that are imposed from time to time by public agencies such as the FAA, the United States Postal Service, the United States Customs Service, and the operator of the Airport (the "Airport Operator") or by Delta.

                  6.4 AUDIT OF EMPLOYMENT RECORDS. Contractor shall keep at the Airport full and detailed records demonstrating its compliance with this Section 6 as to each employee and shall maintain and preserve such records without additional compensation therefor for a period of three (3) years after termination or expiration of this Agreement. Delta shall have the fight, but not the duty, to conduct such audits of Contractor's employment records as it deems prudent to ensure Contractor's compliance with this Section 6. Delta may terminate this Agreement immediately if it finds any evidence which indicates that Contractor has not complied with the obligations imposed by this Section 6.

                  6.5 SECURITY OF PROPERTY. Maintaining the security of the property of Delta and of its employees, agents, customers and invitees is an essential aspect of Contractor's performance under this Agreement. To the extent allowable by applicable law, Contractor shall conduct random searches of its employees' lunch boxes, bags, cases, containers and other items in which such property could be concealed. In the event that Delta is not satisfied with the effectiveness of Contractor's program of random searches, Delta may require Contractor to increase the frequency of such searches. Contractor shall emphasize to its employees the importance of ensuring the security of the property of Delta and of Delta's employees, agents, customers and invitees and shall, in accordance with applicable law, properly notify its employees of the existence and extent of the random search program prior to instituting such program.

         7.       INSURANCE.

                  7.1 At all times during the term of this Agreement, Contractor, with respect to the operations and services contemplated in this Agreement, agrees to carry and maintain at its own cost and expense Comprehensive General Liability Insurance for an amount of not less than $20,000,000 combined single limit on an occurrence basis for bodily injury and property damage. This insurance shall include contractual liability and shall be in such form as reasonably required by Delta. The insurance shall name Delta as an additional insured to the extent of Contractor's indemnity obligations hereunder and shall contain a standard cross-liability endorsement.

                  7.2 Contractor agrees to maintain Workers' Compensation Insurance for statutory limits and Employer's Liability Insurance in the amount of $1,000,000 to cover its employees. Contractor agrees to be solely and fully responsible for the payment of all Workers' Compensation benefits for its employees.

                  7.3 Contractor shall obtain the insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish Delta with a certificate of insurance evidencing such coverage prior to commencing its services under this Agreement. Such insurance policies shall be considered primary, without contribution from any insurance carried by Delta. All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Contractor, that Contractor agrees to waive all rights of subrogation against Delta and that the insurance shall continue in full force and effect for at least thirty (30) days after Delta receives written notice of cancellation, termination or material alteration.

         8. INDEMNIFICATION. To the fullest extent permitted by law, Contractor shall release, indemnify, defend and hold harmless Delta and its directors, officers, employees and agents (collectively, the

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"Indemnified Parties" and individually, an "Indemnified Party") from and against any and all claims, damages, losses, fines, civil penalties, liabilities, judgments, costs and expenses of any kind or nature whatsoever, (including, but not limited to, interest, court costs and attorneys' fees), which in any way arise out of or result from any act(s) or omission(s) by Contractor (or anyone directly or indirectly employed by Contractor or anyone for whose acts
Contractor may be liable) in the performance or nonperformance of services or other obligations under this Agreement or in the use or occupancy of any facilities or equipment provided by Delta, including, but not limited to, injury to or death of any person, damage to or destruction of any property, real or personal (including, but not limited to, property owned, leased or under the control of Delta), and liability or obligations under or with respect to any violation of federal, state and local laws, regulations, rules, codes and ordinances (including, but not limited to, those concerning environmental protection). This Section shall apply regardless of whether or not the damage, loss or injury complained of arises out of or relates to the negligence (whether active, passive or otherwise) of, or was caused in part by, an Indemnified
Party. However, nothing contained in this Section shall be construed as a release or indemnity by Contractor of an Indemnified Party from or against any loss, liability or claim to the extent arising from the gross negligence or willful misconduct of that Indemnified Party. This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any Indemnified Party, or any obligation of Contractor, its officers, directors, employees, agents or contractors to indemnify an Indemnified Party. Contractor's obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Contractor under Workers' Compensation Acts, disability benefits acts or other employee benefit laws or regulations. The indemnification obligations of this Section shall survive termination or expiration of this Agreement.

                  9. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by overnight courier, or by facsimile transmission ("fax"), or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and addressed to the appropriate party at its address or to its fax number, as appropriate, as set forth below:

Contractor:

                           INTERNATIONAL TOTAL SERVICES, INC.
                           Crown Centre
                           5005 Rockside Road
                           Cleveland, Ohio 44131
                           Attention: Mr. Robert McKinley
                           Fax No.: (216) 642-9235

Delta:

                           DELTA AIR LINES, INC.
                           1010 Delta Boulevard
                           Atlanta, Georgia 30320
                           Attention: ACS Business Partners - Dept. 108
                           Fax No.: (404) 773-1147

Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, on the date of receipt if delivered by fax, or on the date of deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address or fax number of which no notice was given shall not affect the validity or the effectiveness of the notice, request or other communication. By giving at least ten (10) days' prior written notice thereof, either party may from time to time and at any time change its mailing address or fax number hereunder.

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         10. SERVICES FOR HANDICAPPED. Consistent with the Air Carrier Access
Act of 1986 and 14 C.F.R. 382, Contractor shall not discriminate on the basis of handicap in performing services under this Agreement. In any matter relating to the Contractor's provision of services under this Agreement to handicapped individuals, Contractor's employees shall comply with any directives of Delta's Complaints Resolution Officials (CROS) which are issued under 14 C.F.R. 382.65.

         11. CONSENT. The Airport Operator's consent to this Agreement may be necessary. In the event such consent is required and is denied, this Agreement shall terminate and Contractor shall immediately vacate and surrender the Airport.

         12. FORCE MAJEURE. In the event that Delta's flight operations at the Airport are halted or substantially decreased by reason of strike, labor dispute, picketing, action or interference of governmental authorities, riots, terrorist attack, act of God or other cause reasonably beyond the control of Delta, this Agreement (and payment for services hereunder) may be suspended for the duration of such halted or decreased operations, on twenty-four (24) hours' notice addressed by Delta to Contractor.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, excluding its laws regarding conflict or choice of law, and Contractor voluntarily submits itself to the jurisdiction of the state and federal courts situated in Fulton County, Georgia, for any dispute arising hereunder.

         14. SUBCONTRACTS, ASSIGNMENT. Contractor shall not subcontract out or delegate the services to be provided hereunder without the prior written consent of Delta. All subcontracts must be approved in writing by Delta prior to execution and shall conform to any applicable requirements of this Agreement. This Agreement shall not be assigned, in whole or in part, by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

         15. ENTIRE AGREEMENT. This Agreement, including all Exhibits hereto (which exhibits are incorporated herein by reference), constitutes the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties concerning same, whether written or oral.

         16. MODIFICATIONS AND AMENDMENTS. This Agreement shall nol be modified or amended in any respect except by written instrument duly executed by or on behalf of each of the parties to this Agreement.

         17. NO WAIVER. No provision of this Agreement shall be deemed to have been waived by Delta unless such waiver is in writing and signed by Delta, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the fight of Delta to insist upon the performance by Contractor in strict accordance with the terms hereof

         18. REMEDIES CUMULATIVE. Each right and remedy of Delta provided for in this Agreement, or now or hereafter existing at law, in equity or by statute or otherwise, shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of such rights or remedies shall not preclude the exercise of that right or remedy in the future or the exercise of any other right or remedy at any time.

         19. SEVERABILITY. If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

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         20. NONDISCRIMINATION. The provisions of SCHEDULE I, attached hereto, are incorporated herein for all purposes.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first written above.

INTERNATIONAL TOTAL SERVICES, INC.            DELTA AIR LINES, INC.

By____________________________                By____________________________

Printed                                       Printed
Name__________________________                Name__________________________

Title_________________________                Title_________________________

Date__________________________                Date__________________________


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                                   SCHEDULE I
                                   ----------

                     STANDARD GOVERNMENT CONTRACT PROVISIONS

EQUAL OPPORTUNITY (Applicable to contracts where total payments to Contractor will exceed $10,000)

1. The Contractor will not discriminate against any employee or applicant because of race, color, religion, sex or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

2. The Contractor agrees to comply with all provisions of Executive Order 1 1246 of September 24, 1965, as amended, and all implementing rules, regulations, and orders, which are hereby incorporated into this Agreement by reference as fully as if set forth verbatim herein.

AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS (Applicable to all contracts where total payments to Contractor will exceed $2,500)

1. The Contractor will not discriminate against any employee or applicant because of physical or mental handicap, in regard to any position for which the employee or applicant is qualified. The Contractor agrees to take affirmative action to employ, advance in employment and otherwise treat qualified handicapped individuals without discrimination based upon their physical or mental handicap in all employment practices, such as employment, upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training (including apprenticeship).

2. Contractor agrees to comply with Section 503 of the Rehabilitation Act of 1973, as amended, Executive Order No. 11758 of January 15, 1994, and all implementing rules, regulations and orders, which are hereby incorporated into this Agreement by reference as fully as if set forth verbatim herein.

AFFIRMATIVE ACTION FOR DISABLED VETERANS AND VETERANS OF THE VIETNAM ERA (Applicable to all contracts where total payment to Contractor will exceed $10,000)

1. The Contractor will not discriminate against any employee or applicant because that employee or applicant is a disabled veteran or veteran of the Vietnam era, in regard to any position for which the employee or applicant is qualified. The Contractor agrees to take affirmative action to employ, advance in employment, and otherwise treat qualified disabled veterans and veterans of the Vietnam era without discrimination based on their disability or veterans status in all employment practices, such as employment, upgrading, demotion or transfer, recommitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training (including apprenticeship).

2. Contractor agrees to comply with THE Vietnam Era Veterans Readjustment Assistance Act of 1972, as amended, and all implementing rules, regulations and orders, which are hereby incorporated into this Agreement by reference as fully as if set forth verbatim herein.

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CERTIFICATE OF NONSEGREGATED FACILITIES                                     I

                  In accordance with 41 CFR 60-1.8, Contractor agrees that by its execution OF this Agreement, it does not and shall not maintain any facilities it provides for its employees in a segregated manner, or permit its employees to perform their services IN any location under its control where segregated facilities are maintained; and that the Contractor will obtain a similar certificate prior to the award of any nonexempt subcontract.

                                   Page 2 of 2